Exhibit 99.1

DPCM Capital, Inc. Announces Pricing of

Upsized $300 Million Initial Public
Offering

Miami, Florida, October 21, 2020 — DPCM Capital, Inc. (the “Company”), today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange and trade under the ticker symbol “XPOA.U” beginning October 21, 2020. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the New York Stock Exchange under the symbols “XPOA” and “XPOA WS,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry or geographical location, although it intends to focus on businesses in the technology sector.

The company is led by Chairman and Chief Executive Officer Emil Michael. Special advisors include Eric Schmidt and Betsy Atkins.

UBS Securities LLC is acting as sole book-running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Registration statements relating to the securities have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward- looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DPCM Capital, Inc.

Kyle Wood

legal@dpcmcapital.com

(305) 857-5086